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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
FORM S-8
Registration Statement
Under
The Securities Act of 1933, as amended.

ABERDENE MINES LIMITED
(Exact name of registrant as specified in charter.)

NEVADA	88-0454792
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 Convention Center Drive
Suite 700
Las Vegas, Nevada 89109
(Address of principal executive offices, including zip code.)

THE ABERDENE MINES LIMITED
2006 NONQUALIFIED STOCK OPTION PLAN

Brent Jardine, President
ABERDENE MINES LIMITED
101 Convention Center Drive
Suite 700
Las Vegas, Nevada 89109
(800) 430-4034
(Name, address and telephone of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Conrad C. Lysiak, Esq.
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1475

In addition, pursuant to rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

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CALCULATION OF REGISTRATION FEE

Title of Each Class of		Proposed	Proposed Maximum	Amount of
Securities to be	Amount to be	Maximum Offering	Aggregate Offering	Registration Fee
Registered	Registered	Price per Unit/Share	Price [1]	[1]

Common Shares, no par	5,000,000	$0.49	$2,450,000	$310.42
value, issuable upon
exercise of stock options
by Grantees

Totals	5,000,000	$0.49	$2,450,000	$310.42

[1]     Based upon the mean between the closing bid and ask prices for common shares on January 10, 2006 in accordance with Rule 457(c).

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

We hereby incorporate by reference the following:

a)	Our last Form 10-KSB filed with the Securities and Exchange Commission ("SEC").

b)	All other reports, proxy statements and information statements filed subsequent to the foregoing Form 10-KSB to pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act").

ITEM 4.     DESCRIPTION OF SECURITIES.

Common Stock.

Our authorized common stock consists of 100,000,000 shares of $0.00001 par value common stock. As of January 10, 2006, 60,516,856 shares are issued and outstanding. 22,232,453 shares are freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Act") and 38,284,403 shares are "restricted securities" as that term is defined in Rule 144 promulgated under the Act.

In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one (1) year holding period may sell in ordinary market transactions through a broker or with a market maker, within any three (3) month period a number of shares which does not exceed the greater of one percent (1%) of the number of outstanding shares of common stock or the average of the weekly trading volume of the common stock during the four calendar weeks prior to such sale. The provision relating to the weekly trading volume may not be relied upon by sellers of our common stock. Sellers of our common stock under, Rule 144, must file a Form 144 with the SEC. If the shares of common stock have been held for more than two (2) years by a person who is not an affiliate, there is no limitation on the manner of sale or the volume of shares that may be sold and no Form 144 is required to be filed with the SEC. Sales under Reg. 144 may have a depressive effect on the market price of our common stock.

All of our shares have equal voting rights and are not assessable. Voting rights are not cumulative and, therefore, the holders of more than 50% of our common stock could, if they chose to do so, elect all of our directors.

Upon liquidation, dissolution or winding up of our affairs, our assets, after the payment of liabilities, will be distributed pro rata to the holders of our common stock. Holders of our common stock do not have preemptive rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares. The shares of our common stock presently outstanding are fully paid and non-assessable.

Dividends

Holders of our common stock are entitled to share equally in dividends when, as and if declared by our board of directors, out of funds legally available therefore. No dividends have been paid on our common shares since inception, and none is contemplated in the foreseeable future.

Transfer Agent

Our transfer agent is Pacific Stock Transfer Company, 500 East Warm Springs Road, Suite 240, Las Vegas, Nevada 89119. Its telephone number is (702) 361-3033.

ITEM 5.     INTEREST OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to our articles of incorporation and the laws of the state of British Columbia, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the state of British Columbia.

Regarding indemnification for liabilities arising under the Act which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

ITEM 7.     EXEMPTION FROM REGISTRATION.

None; not applicable.

ITEM 8.     EXHIBITS.

Pursuant to Item 601 of Regulation S-B, the following exhibits are incorporated by reference.

Exhibit No.	Description of Exhibit
3.1	Articles of Incorporation. (1)
3.2	Bylaws. (1)
3.2	Amended Articles of Incorporation. (11)
4.1	Specimen Stock Certificate. (1)
10.7	Statement of Trustee. (1)
10.8	Letter of Intent regarding the Gold Hill Project. (4)
10.9	Property Option Agreement with Nevada Sunrise LLC regarding the New York Canyon Project. (7)
10.1	2004 Nonqualified Stock Option Plan. (8)
10.11	Convertible Preferred Stock Purchase Agreement date July 29, 2004. (9)
10.12	Debenture Purchase Agreement dated March 9, 2004 with Astra Star Limited. (10)
10.13	Convertible, Callable, Subordinated Debenture dated March 9, 2004 with Astra Star Limited. (10)
10.14	Debenture Purchase Agreement dated March 15, 2004 with Norad Limited. (10)
10.15	Convertible, Callable, Subordinated Debenture dated March 15, 2004 with Norad Limited. (10)
10.16	Debenture Purchase Agreement dated May 15, 2004 with Norad Limited. (11)
10.17	Convertible, Callable, Subordinated Debenture dated May 15, 2004 with Norad Limited. (11)
10.18	Debenture Purchase Agreement dated September 22, 2004 with Norad Limited. (12)
10.19	Convertible, Callable, Subordinated Debenture dated September 22, 2004 with Norad Limited. (12)
10.2	Debenture Purchase Agreement dated November 19, 2004 with Glenkirk International. (12)
10.21	Convertible, Callable, Subordinated Debenture dated November 19, 2004 with Glenkirk International. (12)
10.22	Debenture Purchase Agreement dated February 10, 2005, effective December 14, 2004 with Riannon Limited. (14)
10.23	Convertible, Callable, Subordinated Debenture dated February 10, 2005, effective December 14, 2004 with Riannon Limited. (14)
10.24	Debenture Purchase Agreement dated February 10, 2005 with Riannon Limited. (14)
10.25	Convertible, Callable, Subordinated Debenture dated February 10, 2005 with Riannon Limited. (14)
10.26	Debenture Purchase Agreement dated March 15, 2005 with Riannon Limited. (14)
10.27	Convertible, Callable, Subordinated Debenture dated March 15, 2005 with Riannon Limited. (14)
10.28	Property Option Agreement with Consolidated Global Minerals Ltd. regarding the Tuscarora Gold Project. (10)
10.29	Property Option Agreement with Consolidated Global Minerals Ltd. regarding the Cornucopia Project. (10)
10.30	Letter of Intent with Consolidated Global Minerals Ltd. regarding the Slide Mine and Horsefal Projects. (10)
10.31	Lease Agreement with Jaycor Mining, Inc. (10)
10.32	Publicity Agreement with Capital Financial Media, Inc. (10)
10.33	Consulting Agreement with Kirin Venture Capital Corp. (10)
10.34	Consulting Agreement with Anthony (Tony) R. Harvey (14)

14.1	Code of Ethics. (3)
16.1	Letter from Williams & Webster, P.S. (2)
99.1	Audit Committee Charter. (3)
99.2	Disclosure Committee Charter. (3)
99.3	Stock Purchase Agreement. (5)

(1)	Previously filed as an exhibit to the Registrant's Registration Statement on Form SB-2 filed on April 26, 2000.
(2)	Previously filed as an exhibit to the Registrant's Current Report on Form 8-K filed on November 5, 2002.
(3)	Previously filed as an exhibit to the Registrant's Annual Report on Form 10-KSB filed on August 26, 2003.
(4)	Previously filed as an exhibit to the Registrant's Current Report on Form 8-K filed on January 30, 2004.
(5)	Previously filed as an exhibit to the Registrant's Current Report on Form 8-K filed on February 10, 2004.
(6)	Previously filed as an exhibit to the Registrant's Current Report on Form 8-K filed on February 20, 2004.
(7)	Previously filed as an exhibit to the Registrant's Current Report on Form 8-K filed on April 8, 2004.
(8)	Previously filed as an exhibit to the Registrant's Registration Statement on Form S-8 filed on June 17, 2004.
(9)	Previously filed as an exhibit to the Registrant's Current Report on Form 8-K filed on August 20, 2004.
(10)	Previously filed as an exhibit to the Registrant's Annual Report on Form 10-KSB for June 30, 2004.
(11)	Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-QSB for September 30, 2004.
(12)	Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-QSB for December 31, 2004.
(13)	Previously filed as an exhibit to the Registrant's Registration Statement on Form S-8 filed on April 6, 2005
(14)	Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-QSB for March 31, 2005.

The following documents are filed herewith:

Exhibit No.	Document Description

5.1	Opinion of Conrad C. Lysiak, regarding the legality of the securities registered under this Registration Statement.
10.1	2006 Nonqualified Stock Option Plan.
23.1	Consent of Manning Elliott, Chartered Accountants.
23.2	Consent of Conrad C. Lysiak, Attorney at Law

ITEM 9.     UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on this 11th day of January, 2006.

ABERDENE MINES LIMITED
(Registrant)

BY:	/s/ Brent Jardine
Brent Jardine, President, Principal Executive Officer and Treasurer

BY:	/s/ Kurt Bordian
Kurt Bordian, Principal Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the following capacities.

Signatures	Titles	Date

/s/ Brent Jardine	President, Principal Executive Officer,	January 11, 2006
Brent Jardine	Treasurer and a member of the board
of directors

_________________________	A member of the board of directors	January 11, 2006
Cameron Reynolds

/s/ Tim Hipsher	A member of the board of directors	January 11, 2006
Timothy Hipsher

_________________________	Chairman of the board of directors	January 11, 2006
Milton Datsopoulos

/s/ Robert Weicker	Vice President of Exploration and a member	January 11, 2006
Robert Weicker	of the board of directors